                                              Filled Pursuant to Rule 424(b)(3)
                                              Registration No. 333-12395

                        SUPPLEMENT NO. 2 TO PROSPECTUS
                           DATED SEPTEMBER 27, 1996

  On January 28, 1997, the Company announced earnings for the Company's fourth quarter ended December 29, 1996 of $4,776,000, or $0.15 per share, compared to a net loss of $11,522,000, or a net loss of $1.20 per share for the comparable period in 1995. Systemwide gross revenue, which includes Company-operated and franchise stores, increased to $46,832,000 during the fourth quarter, a 349% increase from the $10,428,000 generated in the comparable 1995 period.

  For the year ended December 29, 1996, the Company earned $5,707,000, or $0.25 per share, compared to a net loss of $43,716,000, or a net loss of $4.54 per share for the period from March 24, 1995 (inception) through December 31, 1995. Total Company revenue increased to $61,707,000 during 1996. Systemwide gross revenue increased to $145,631,000 during 1996, a 440% increase from the $26,986,000 generated for the period from March 24, 1995 (inception) through December 31, 1995.

                The date of this Supplement is January 28, 1997

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                        SUPPLEMENT NO. 2 TO PROSPECTUS
                           DATED SEPTEMBER 27, 1996

  On January 28, 1997, the Company announced earnings for the Company's fourth quarter ended December 29, 1996 of $4,776,000, or $0.15 per share, compared to a net loss of $11,522,000, or a net loss of $1.20 per share for the comparable period in 1995. Systemwide gross revenue, which includes Company-operated and franchise stores, increased to $46,832,000 during the fourth quarter, a 349% increase from the $10,428,000 generated in the comparable 1995 period.

  For the year ended December 29, 1996, the Company earned $5,707,000, or $0.25 per share, compared to a net loss of $43,716,000, or a net loss of $4.54 per share for the period from March 24, 1995 (inception) through December 31, 1995. Total Company revenue increased to $61,707,000 during 1996. Systemwide gross revenue increased to $145,631,000 during 1996, a 440% increase from the $26,986,000 generated for the period from March 24, 1995 (inception) through December 31, 1995.

                The date of this Supplement is January 28, 1997

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                        SUPPLEMENT NO. 2 TO PROSPECTUS
                           DATED SEPTEMBER 27, 1996

  On January 28, 1997, the Company announced earnings for the Company's fourth quarter ended December 29, 1996 of $4,776,000, or $0.15 per share, compared to a net loss of $11,522,000, or a net loss of $1.20 per share for the comparable period in 1995. Systemwide gross revenue, which includes Company-operated and franchise stores, increased to $46,832,000 during the fourth quarter, a 349% increase from the $10,428,000 generated in the comparable 1995 period.

  For the year ended December 29, 1996, the Company earned $5,707,000, or $0.25 per share, compared to a net loss of $43,716,000, or a net loss of $4.54 per share for the period from March 24, 1995 (inception) through December 31, 1995. Total Company revenue increased to $61,707,000 during 1996. Systemwide gross revenue increased to $145,631,000 during 1996, a 440% increase from the $26,986,000 generated for the period from March 24, 1995 (inception) through December 31, 1995.

                The date of this Supplement is January 28, 1997

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